Exhibit 10.17
LEASE AGREEMENT

This Lease Agreement is made as of this 5th day of January 2006, by and between Bi-State Group, LLC (“Landlord”) and American Trailer & Storage, Inc. (“Lessee”).

Recitals
A.	Landlord owns real estate commonly known as 330 N. 29th Street, East St. Louis, IL consisting of approximately 6 acres.

B.
Lessee desires to Lease a portion of such real estate, together with any improvements thereon and the right to use all adjacent parking areas, sidewalks and means of ingress and egress (the “Leased Premises”). The Leased Premises shall consist of one office space of approximately 650 square feet in the building as marked in Exhibit 1 and Exhibit 2 with access to shared restroom facilities, and all of the parking lot space on the property as marked in Exhibit 2, approximately 4.75 acres, leaving enough space around the building for shared access by other tenants of the building.

C.
Lessee also desires exclusive use of one (1) forklift capable of lifting one (1) empty 40’ ISO shipping container. The Leased Premises shall also include exclusive use of the forklift by the Lessee during Lessee’s normal business hours.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

1.	DEMISE. Landlord hereby leases the Leased Premises to Lessee and Lessee hereby leases same from Landlord on the terms and conditions set forth herein.

2.
TERM. The term of this Lease shall commence on January 1, 2006 (the Commencement Date”), and shall end on December 31, 2008 (the “Initial Term”), subject to the Landlord and Lessee’s option to extend the term in accordance with paragraph 21. The “term of this Lease,” as used herein, includes any extension provided for in paragraph 21. Notwithstanding anything to the contrary herein, the term of this Lease shall expire on the last day of the third (3rd) calendar month after the Lessee gives written notice of its intent to terminate.

3.
CONDITION OF LEASED PREMISES. Lessee acknowledges inspection of the Leased Premises and accepts the same in their present state and condition; provided, however, Landlord shall paint the walls in the office space, install new carpet in the office space, ensure proper functioning of the HVAC system and toilet/bathroom facilities, level parking lot, remove equipment not owned by Lessee from parking lot, and remove rubbish and other items not owned by Lessee from the parking lot, in workmanlike fashion, and such work/inspections shall be completed on or before January 1, 2006.

4.	RENT. Lessee shall pay as monthly rent as follows:

$3,912.00 per month through December 2008,
$4,100.00 per month beginning January 2009 through December 2010;
$4,300.00 per month beginning January 2011 through December 2012.

Rent for January 2006 shall be payable on January 10, 2006, and, thereafter, and on the 10th day of each month. Should this Lease commence on a day other than the first day of the month or terminate on a day other than the last day of the month, rent for such partial month shall be prorated based on a 365 day year and shall be payable on the first day of the calendar month next succeeding such partial month.

5.	USE. The Leased Premises may be used for the Lessee’s portable storage/equipment rental and leasing business and any other lawful purpose.

6.	UTILITIES/SERVICES. Landlord agrees to pay, before delinquency, all charges for gas, electricity, water and sewer.

7.	TAXES. Landlord agrees to pay punctually all taxes levied against the Leased Premises during the term of this Lease.

8.
MAINTENANCE. Landlord shall maintain and make all necessary repairs to the structural elements of all buildings on the Leased Premises, including the roof and the exterior walls of such buildings. Landlord shall also maintain and make all necessary repairs to the Forklift to ensure safe and proper operation. Except as otherwise provided in this paragraph 8 and in paragraph 9 with respect to an “Insurable Casualty” (as hereinafter defined), Lessee shall keep the Leased Premises in a reasonable condition and repair, including (without limitation), interior fixtures, walls, floors and ceiling, and all installations made by Lessee, ordinary wear and tear and excepted.

9.
CASUALTY DAMAGE AND INSURANCE. Landlord shall procure and, at all times during the term of this Lease, maintain fire and extended insurance coverage on the Leased Premises for its reasonable and insurable value. Landlord shall list Lessee as an additional insured on said policies. If the Leased Premises is rendered substantially unfit in Lessee’s sole discretion for occupancy by an incident insurable under Landlord’s fire and extended coverage insurance policy (an “Insurable Casualty”), either party shall have the option to terminate this Lease effective as of the date of the occurrence by giving written notice to the other party within fourteen (14) calendar days after the occurrence of the Insurable Casualty. If neither party gives timely written notice of termination, Landlord shall promptly and diligently restore the Leased Premises to the condition existing prior to the occurrence of the Insurable Casualty at its sole cost and expense, and rent shall abate until restoration is substantially complete. Should Landlord fail to substantially complete restoration within sixty (60) calendar days from the date of the occurrence of the Insurable Casualty, Lessee shall have the option to cancel and terminate this Lease by giving the Landlord written notice within seven (7) calendar days of the expiration of such sixty (60) day period. If after the Insured Casualty occurs Lessee determines in its sole discretion that the Leased Premises are fit for its occupancy and/or use, Landlord shall promptly restore the Leased Premises at Landlord’s expense to the condition existing prior to the occurrence of the Insurable Casualty, with no abatement of rent.

10.
LESSEE’S INSURANCE. Lessee agrees at Lessee’s expense to maintain in force continuously throughout the term of this Lease employer’s liability and comprehensive general and public liability insurance coverage against claims for death, personal injury or property damage occurring on, in or about the Leased Premises or arising from any condition or activity thereon, which insurance shall be underwritten by an insurer acceptable to Landlord and shall have combined single limits of liability at least One Million Dollars ($1,000,000.00) per occurrence. In addition, Lessee shall, at its expense, maintain in force continuously throughout the term of this Lease insurance covering loss or damage to all personal property and fixtures of Lessee in the Leased Premises.

11.
COMPLIANCE WITH LAWS. Lessee shall obtain all licenses, permits or approvals of governmental authorities required for use and occupancy of the Leased Premises and shall comply with all applicable and valid laws, ordinances, regulations, and permits, as now or hereafter amended, of Federal, state, county, municipal or other lawful authorities pertaining to use of the Leased Premises.

12.
ASSIGNMENT AND SUBLETTING; BINDING EFFECT. Without prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, Lessee shall not assign this Lease or sublease the entire Leased Premises, in whole or in part. Except as otherwise provided in this paragraph 12, this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representative, successors or assigns. Lessee may sublease part of the parking lot space to its customers for the purpose of storing same trailers, containers, or other such transportation equipment.

13.
EMINENT DOMAIN. If all of the Leased Premises are taken under the power of eminent domain or conveyed under threat of condemnation proceedings or if only a part of the Leased Premises are so taken or conveyed and Lessee determines the remainder is inadequate or unreasonable, then, in either such event, this Lease shall terminate effective as the date Lessee is required to give up the right to occupy or use any party of the Leased Premises. Lessee shall have no claim against Landlord or against the proceeds of the conveyance or the condemnation award, regardless of whether termination of this Lease results. If this Lease is not terminated as provided in this paragraph 13, Landlord and Lessee shall agree upon an equitable reduction of the rent.

14.
ATTORNEYS’ FEES. In any suit or other proceeding to enforce any covenant or agreement of this Lease or for the breach of any covenant or agreement herein contained, the prevailing party shall be entitled to recover litigation expenses incurred, including reasonable attorneys’ fees and other related costs and expenses. In addition, should either party reasonably incur legal expenses as a result of involvement in a bankruptcy proceeding commenced by or against the other party, including any action with respect to assumption or assignment of this Lease, or a mortgage foreclosure or comparable proceeding arising from the other party’s alleged default in payment of any loan or other obligation, then such other party shall pay all expenses and costs so incurred, including reasonable attorneys’ fees.

15.
DEFAULT. In the event Lessee shall default in the performance or observance of any covenant or agreement of this Lease and fail to cure such default within ten (10) calendar days after the giving of written notice thereof as to payment of rent and ninety (90) calendar days after the giving of such written notice with respect to any other default, Landlord shall have the right to terminate this Lease and obtain immediate possession of the Leased Premises and Lessee shall be given thirty (30) calendar days to remove all property from the Leased Premises.

In the event Landlord shall default in the performance or observance of any covenant or agreement of this Lease, Lessee shall promptly notify Landlord in writing. If Landlord shall fail to cure such default within seven (7) calendar days after receipt of such written notice or, if the default is of such character as to require more than seven (7) calendar days to cure and Landlord shall fail to commence to do so within fourteen (14) calendar days after the giving of such written notice and thereafter diligently proceed to cure such default, then, in any such event, Lessee shall have the right to terminate this Lease effective as of the date on which written notice of default is given or cure such default, in which case any resulting expense shall be deducted from the rent otherwise due.

All remedies available to either party, whether expressly provided herein or otherwise available at law or in equity, shall be deemed cumulative, and the exercise of one or more of such remedies shall not preclude the exercise of any other. No delay or omission on the part of either party in exercising any power or right hereunder shall impair such right or power to be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any power or right hereunder by either party preclude later full exercise thereof or exercise of other power or right.

16.
LANDLORD’S COVENANTS. Subject to paragraph 17 hereof, Landlord covenants that is has good and marketable title to the Leased Premises in fee simple absolute and that the same are not subject to any leases, tenancies, agreements, encumbrances, liens, restrictions or defects in title materially affecting the Leased Premises or the rights granted Lessee in the Lease. Lessee, upon paying the rent and performing the other covenants and agreements of this Lease, shall quietly have, hold and enjoy the Leased Premises and all rights granted Lessee in the Lease throughout the term of this Lease

17.
SUBORDINATION. Lessee hereby agrees that its leasehold interest hereunder is and shall remain subordinate to any mortgages now on, or hereafter to be placed on, the Leased Premises; provided that, as a condition precedent to subordination of mortgages placed on the Leased Premises hereafter, the mortgages shall expressly covenant or the mortgage shall expressly provide that so long as Lessee is not in default under this Lease, the Lessee’s quiet enjoyment of the Leased Premises shall remain undisturbed, on the terms and conditions stated herein, whether or not the mortgage is in default and notwithstanding any foreclosure or other action brought by the holder of the mortgage. This subordination agreement shall be self-operative and no further instrument or certificate of subordination shall be required from the Lessee.

18.
LANDLORD’S RIGHT OF ENTRY. Landlord, its agents or employees shall be permitted to enter the Leased Premises at all reasonable times for the purposes of inspection or repairing same. Except in case of an emergency, Landlord shall give Lessee at least 24 hours advance written notice of any inspection.

19.
NOTICES. All notices, requests, demands and/or any other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery by hand or on the send (2nd) business day after being mailed by certified mail, return receipt requested, with postage prepaid, and addressed as follows (or to such other address as Landlord or Lessee shall, from time to time, specify in a written notice given pursuant to this paragraph):

(a)	If to Landlord:

ATTN: Alan Sinn
Bi-State Group, LLC
#1 Twin Lake Drive
East St. Louis, IL 62203

(b)	If to Lessee:

ATTN: Rick Honan
American Trailer & Storage, Inc.
3505 Manchester Trafficway
Kansas City, MO 64129

20.
COMPLETE AGREEMENT. This instrument contains a complete and final expression of the agreement between the parties. Neither party has made or relied on any promise, warranty, representation or inducement which is not expressly stated herein. This instrument results from negotiation and review deemed adequate by the parties, and, therefore, neither party alone shall be deemed the drafter hereof and this instrument shall not be construed for or against either party.

21.
EXTENSION OF TERM. Provided Lessee in not in default and this Lease is otherwise in force and effect, Lessee shall have the option to extend the term of this Lease for two (2) consecutive periods of two (2) years each (an “Option Term”). Lessee shall be deemed to have exercised an option to extend the term of this Lease for an Option Term unless, no later than ninety (90) calendar days before expiration of the Initial Term or the preceding Option Term, as the case may be, Lessee gives Landlord written notice that Lessee does not elect to extend. Except as otherwise provided in paragraph 4, all of the terms, covenants and agreements contained in this Lease shall remain in effect during each Option Term.

22.
DISPUTES AND GOVERNING LAW. The Parties hereby agree that any and all disputes between the parties related to the Lease must be brought in Jackson County, Missouri in either federal or state court. The Parties further agree that Missouri law shall govern.

23.	FORKLIFT. Landlord shall also make available to Lessee for Lessee’s exclusive use during Lessee’s business hours one (1) forklift capable of lifting one (1) empty 40’ ISO shipping container.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate original as of the date first above written.

LANDLORD:     LESSEE:
BI-STATE GROUP LLC    AMERICAN TRAILER & STORAGE, INC

BY:  //s// Alan Sinn    BY:  //s// Richard G. Honan, II

ITS:  Vice President    ITS:  President